Filed pursuant to Rule 424(b)(5)
Registration No. 33-57807
Prospectus Supplement
(To Prospectus dated November 8, 2001)

[R.R. Donnelley Logo]
$225,000,000

R.R. DONNELLEY & SONS COMPANY

5% Notes due 2006

Interest payable on May 15 and November 15

                  The notes will mature on November 15, 2006. Interest will accrue from November 14, 2001. We may redeem some or all of the notes at any time subject to the payment of a make-whole premium described under the heading “Description of the Notes—Optional Redemption.” We will issue the notes in minimum denominations of $1,000 increased in multiples of $1,000.

                  The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to R.R. Donnelley
Per Note	99.467%	.600%	98.867%
Total	$223,800,750	$1,350,000	$222,450,750

(1)	Plus accrued interest, if any, from November 14, 2001.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. We expect to deliver the notes to investors through the book-entry system of The Depository Trust Company on or about November 14, 2001.

Joint Bookrunners
JPMorgan	Morgan Stanley

Banc One Capital Markets, Inc.
Wachovia Securities
The Williams Capital Group, L.P.

November 8, 2001

             You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the information to which we have referred you. We have not authorized anyone to provide you with any additional information.

            This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to purchase, the notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of notes pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement.

            As used in this prospectus supplement, the terms “R.R. Donnelley,” “we,” “us” and “our” refer to R.R. Donnelley & Sons Company.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

THE COMPANY

            R.R. Donnelley & Sons Company provides comprehensive, integrated communications services that efficiently and effectively produce, manage and deliver our customers’ content, regardless of the communications medium. While our superior print capabilities remain the foundation of the company, our recent focus on expanding our range of offerings with value-added services allows us to create additional value.

            We provide solutions designed to enhance the effectiveness of our customers’ communications. Our services include:

•
Content Creation—to provide creative design services to maximize the impact of communications and improve response rates. In addition to in-house capabilities, alliances with best-in-class providers complement our service offerings.

•
Digital asset management—to help our customers leverage their content to reach end-users through multiple marketing channels. Through our premedia services, we digitally capture content, convert it to the appropriate format and channel it to multiple communications media, including print and the Internet.

•
Production—to drive results for our customers cost-effectively through print or the Internet. Our manufacturing operations around the world offer a full range of capabilities and are networked to produce quickly large printing jobs with identical specifications. We also are able to version printed content to reach targeted audiences. Our Internet services include website production to extend our customers’ brands to the Internet by delivering content and commerce online through our Red Rover Digital subsidiary.

•
Distribution—to deliver our customers’ words and images efficiently and reliably through print or the Internet. R.R. Donnelley Logistics delivers printed products and packages to the U.S. Postal Service, saving our customers significant time and money. Red Rover offers a full range of services to deliver value, maximize content effectiveness, enhance our clients’ businesses and build their customer relationships via the Internet.

USE OF PROCEEDS

            We estimate that our net proceeds from this offering, after deducting underwriting discounts and our estimated expenses, will be $222.38 million. We expect to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding commercial paper indebtedness incurred for working capital purposes. At November 6, 2001, we had outstanding commercial paper indebtedness of approximately $237.9 million, maturing no later than 63 days from the date of issue and bearing interest at rates ranging from approximately 2.15% to 3.28% per year.

DESCRIPTION OF THE NOTES

            The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus.

General

            We will issue the notes under an indenture, dated as of November 1, 1990, between us and Citibank, N.A., as trustee.

            The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, and will mature on November 15, 2006. We will issue $225,000,000 principal amount of notes in denominations of $1,000 and multiples of $1,000. The notes will bear interest at the rate of 5% per year. Interest on the notes will accrue from November 14, 2001 or from the most recent date to which interest has been paid or provided for.

             We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2002, each an “interest payment date,” and on the maturity date. Interest will be paid to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. The interest period relating to an interest payment date shall be the period from, and including, the preceding interest payment date to, but excluding, the relevant interest payment date. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day which is not a business day, the related payment of interest and principal will be made on the next business day without further accrual of interest.

            The notes will not be subject to any sinking fund. The notes are subject to defeasance and discharge as described under “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Optional Redemption

            We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued interest to the date of redemption.

            “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

            “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

            “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

            “Quotation Agent” means the Reference Treasury Dealer appointed by us.

            “Reference Treasury Dealer” means (1) each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

            “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

            We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issues

            We may, from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise, as the notes.

Book-Entry System

            The notes will be issued in book-entry form, which means that they will be issued in the form of one or more fully registered global securities that will be deposited with The Depository Trust Company, New York, New York or its nominee and that we will not issue certificates to each beneficial owner of notes. Each global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. A more complete description of the handling of book-entry securities is contained in the accompanying prospectus under the caption “Description of Debt Securities—Book-Entry Debt Securities.”

            Neither we, the trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes represented by the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

            The following summary describes only the principal United States federal income tax considerations relating to the purchase, ownership and disposition of notes to “non-United States Holders” purchasing notes at their original issuance. The term “non-United States Holder” means a holder that is not a United States Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any change may apply retroactively. The term “United States Holder” means a holder of a note who or which is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or

•	an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

United States Holder also includes certain holders who are former citizens of the United States whose income and gain from the notes are subject to United States taxation.

            Under current United States federal income tax law now in effect, and subject to the discussion of backup withholding and information reporting below, payments of principal and interest with respect to a note by us or any paying agent to a non-United States Holder are not subject to the withholding of United States federal income tax, provided, in the case of interest, that:

•
the non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•
the payments are not payments of contingent interest (generally, interest, the amount of which is determined by reference to receipts, sales, cash flow, income, profits, property values, dividends or comparable attributes of us or a party related to us); and

•	the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the non-United States Holder, as discussed in the following paragraph.

            The statement requirement set forth in Section 871(h) or 881(c) of the Code is satisfied if either (1) the beneficial owner of the note certifies, under penalties of perjury, to the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a “qualified intermediary,” a United States branch of a foreign bank or foreign insurance company or a “withholding foreign partnership”) in the chain of payment (the “withholding agent”) that such owner is a non-United States Holder and provides such owner’s name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the note certifies to the withholding agent, under penalties of perjury, that the certificate described in (1) above has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a United States taxpayer identification number (a “TIN”) will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S or the withholding agent otherwise reports the TIN to the IRS. The beneficial owner must inform the withholding agent (or financial institution) within 30 days of such change by furnishing a new W-8BEN (and the financial institution must promptly so inform the withholding agent). A non-United States Holder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information.

            If a non-United States Holder of a note is engaged in a trade or business in the United States and if interest on the note, or gain realized on the sale or other disposition of a note, is effectively connected with the conduct of that trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and/or any gain realized on the sale or other disposition of the note in the same manner as if it were a United States Holder. In lieu of the certificate described above, the non-United States Holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if the non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or the lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

            Generally, any gain or income (other than that attributable to accrued interest, which is taxable in the manner described above) realized by a non-United States Holder on the sale or other disposition of a note is not subject to United States federal income tax unless:

•	such gain or income is effectively connected with a United States trade or business of the non-United States Holder; or

•
in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (i) the individual has a “tax home” (as defined in Section 911(d)(3) of the Code) in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

Backup Withholding and Information Reporting

            Under current United States federal income tax law, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain holders of notes. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as a corporation (within the meaning of Section 7701(a) of the Code) and tax exempt organizations. The current rate of backup withholding is 30.5% of the amount paid, which rate is scheduled to be reduced in increments to 28% in 2006.

            Backup withholding and information reporting will not apply to:

•	payments to a non-United States Holder of principal, premium and interest; and

•	payments to a non-United States Holder on the sale, exchange or other disposition of a note;

in each case if the non-United States Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption.

            Similarly, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to:

•	payments of principal, premium and interest made outside the United States to certain offshore accounts; and

•	payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States.

            However, information reporting (but not backup withholding) may apply with respect to payments by a payor that is, for United States federal income tax purposes:

•	a United States person;

•	a controlled foreign corporation;

•	a United States branch of a foreign bank or foreign insurance company;

•	a foreign partnership controlled by United States persons or engaged in a United States trade or business; or

•	a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless the payor has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

            Non-United States Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

            Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$ 85,500,000
Morgan Stanley & Co. Incorporated	85,500,000
Banc One Capital Markets, Inc.	18,000,000
First Union Securities, Inc.	18,000,000
The Williams Capital Group, L.P.	18,000,000

Total	$225,000,000

            Under the terms and conditions of the Underwriting Agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

            The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

            The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of .35% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

            We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

            In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

            Expenses associated with this offering, to be paid by us, are estimated to be $70,000.

            J.P. Morgan Securities Inc. (“JPMorgan”) will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

             In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking and investment banking transactions with us and our affiliates. Because certain of the underwriters or their affiliates hold a portion of our outstanding commercial paper, it is possible that more than 10% of our net proceeds from the sale of the notes may be used to repay indebtedness owed by us to the underwriters. Accordingly, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

            First Union Securities, Inc. (“FUSI”), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI, which may or may not be participating as a selling dealer in the distribution of the notes.

VALIDITY OF THE NOTES

            Certain legal matters relating to the notes will be passed upon for us by Monica M. Fohrman, our Senior Vice President, General Counsel and Secretary, and Sidley Austin Brown & Wood, Chicago, Illinois. As of November 6, 2001, Ms. Fohrman beneficially owned 94,320 shares of our common stock (including 63,400 shares subject to stock options exercisable within 60 days). Certain legal matters relating to the notes will be passed upon for the underwriters by Winston & Strawn, Chicago, Illinois. Winston & Strawn from time to time acts as counsel to us and certain of our affiliates in connection with matters unrelated to the offering.

EXPERTS

            The financial statements and schedules in our annual report on Form 10-K for the year ended December 31, 2000 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS
[R.R. Donnelley Logo]

R.R. DONNELLEY & SONS COMPANY

Debt Securities

            By this prospectus, we may offer in one or more discrete offerings up to $500,000,000 of our Debt Securities. The Debt Securities may be issued in one or more series and will be unsecured obligations of the company. We will determine the terms for the Debt Securities at the time of sale. We will provide the specific terms of the Debt Securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

            Our executive offices are located at 77 West Wacker Drive, Chicago, Illinois 60601, and our telephone number is (312) 326-8000.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Debt Securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

            We may offer the Debt Securities in any of the following ways:

•	directly to purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

            Additional information on our plan of distribution can be found inside this prospectus under the heading “Plan of Distribution.” In addition, we will provide more specific information on the plan of distribution for any particular series of Debt Securities in the applicable prospectus supplements.

The date of this prospectus is November 8, 2001.

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement (No. 33-57807) that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. The registration statement that contains this prospectus contains additional important information about us and the Debt Securities. Under this shelf process, we may sell the Debt Securities described in this prospectus in one or more offerings with a total principal amount or initial purchase price of up to $500,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we offer Debt Securities, we will provide you with a prospectus supplement that will contain specific information about the terms of the Debt Securities being offered. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement together with the documents referred to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

            The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the Debt Securities to the public:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001; and

•	Current Report on Form 8-K dated November 7, 2001.

            This prospectus is part of a registration statement we have filed with the SEC relating to the Debt Securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our Debt Securities. The registration statement and exhibits and schedules are also available at the SEC’s public reference room or through its web site.

            You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

            R.R. Donnelley & Sons Company
            77 West Wacker Drive
            Chicago, IL 60601-1696
            Telephone:    (312) 326-8000
            Attention:    Monica M. Fohrman, Senior Vice President, General Counsel and Secretary

             You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of each of those documents. We are not making an offer or sale of the Debt Securities in any state where the offer or sale is not permitted.

THE COMPANY

            R.R. Donnelley & Sons Company provides comprehensive, integrated communications services that efficiently and effectively produce, manage and deliver our customers’ content, regardless of the communications medium. While our superior print capabilities remain the foundation of the company, our recent focus on expanding our range of offerings with value-added services allows us to create additional value.

            We provide solutions designed to enhance the effectiveness of our customers’ communications. Our services include:

•
Content Creation—to provide creative design services to maximize the impact of communications and improve response rates. In addition to in-house capabilities, alliances with best-in-class providers complement our service offerings.

•
Digital asset management—to help our customers leverage their content to reach end-users through multiple marketing channels. Through our premedia services, we digitally capture content, convert it to the appropriate format and channel it to multiple communications media, including print and the Internet.

•
Production—to drive results for our customers cost-effectively through print or the Internet. Our manufacturing operations around the world offer a full range of capabilities and are networked to produce quickly large printing jobs with identical specifications. We also are able to version printed content to reach targeted audiences. Our Internet services include website production to extend our customers’ brands to the Internet by delivering content and commerce online through our Red Rover Digital subsidiary.

•
Distribution—to deliver our customers’ words and images efficiently and reliably through print or the Internet. R.R. Donnelley Logistics delivers printed products and packages to the U.S. Postal Service, saving our customers significant time and money. Red Rover offers a full range of services to deliver value, maximize content effectiveness, enhance our clients’ businesses and build their customer relationships via the Internet.

USE OF PROCEEDS

            Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately need in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

            The following are the unaudited consolidated ratios of our earnings to fixed charges for each of the periods indicated:

Fiscal Year Ended December 31,					Six months ended June 30, 2001
1996(a)	1997	1998	1999	2000
(0.06)	2.72	6.28	5.58	4.91	1.85

(a)
The deficiency in earnings to cover fixed charges in 1996 was $123 million, resulting primarily from pre-tax restructuring and impairment charges of $442 million and a pre-tax loss from operations of businesses held for sale of $123 million.

            For these ratios, earnings consist of earnings before income taxes and fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest (whether expensed or capitalized) and one-third of minimum rental payments under operating leases (the proportion we believe to be representative of the interest factor of such rentals). Our earnings and fixed charges include the earnings and fixed charges of the company and its subsidiaries on a consolidated basis.

DESCRIPTION OF DEBT SECURITIES

            The Debt Securities will be issued under the Indenture dated as of November 1, 1990, between us and Citibank, N.A., as trustee. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the Indenture or the Debt Securities. You should review the Indenture which we have incorporated by reference as an exhibit to the registration statement for the Debt Securities to understand fully the terms of the Debt Securities. In this summary, we have included references to section numbers of the Indenture so that you may easily locate these provisions. Capitalized terms used in this summary have the meanings specified in the Indenture.

General

            The Indenture does not limit the amount of Debt Securities which we may issue under it. The Indenture provides that we may issue Debt Securities from time to time in one or more series. We have previously issued Debt Securities pursuant to the Indenture. The Debt Securities will be unsecured obligations and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness.

            The Indenture limits our ability to incur certain secured indebtedness and to engage in certain sale and lease-back transactions. See “Certain Covenants” below. However, the Indenture does not restrict our ability to incur unsecured indebtedness or, except as described under “Certain Covenants” below, to engage in corporate transactions or reorganizations which have the effect of increasing our indebtedness. Accordingly, unless we state otherwise in the applicable prospectus supplement, the Debt Securities will not contain any provisions that afford holders protection against our incurring such indebtedness or, except as described under “Certain Covenants,” engaging in such transactions or reorganizations. As a result, we could become highly leveraged.

            A supplement to this prospectus will describe the specific terms relating to the Debt Securities being offered. These terms will include some or all of the following:

•	the title of the Debt Securities;

•	the limit, if any, on the total principal amount of the series being offered;

•	the maturity date or dates;

•
the interest rate or rates, if any (which may be fixed or variable), the date or dates from which interest will accrue, the interest payment dates and the dates used to determine the persons to whom interest will be paid;

•	the place or places where the principal of, and any premium or interest on, the Debt Securities will be paid;

•	whether (and if so, when and under what terms and conditions) the Debt Securities may be redeemed by us at our option or at the option of the holders;

•	whether there will be a sinking fund;

•	if other than U.S. dollars and denominations of $1,000 and any multiple of $1,000, the currency or composite currencies and denominations in which the Debt Securities will be issued;

•	if other than the principal amount, the portion of the principal amount of the Debt Securities we will pay upon acceleration of maturity of the Debt Securities;

•	additional events of default with respect to the Debt Securities, if any, other than those set forth in the Indenture;

•	if applicable, the application of the provisions described under “Defeasance” below to the series being offered; and

•	any other terms of the series being offered. (Section 301)

            Unless the Debt Securities are issued in book-entry form (as we more fully describe in “Book-Entry Debt Securities” below) or unless otherwise indicated in the applicable prospectus supplement, the principal of, and any premium or interest on, the Debt Securities will be paid, and the Debt Securities will be exchangeable and transfers of the Debt Securities can be registered at the Corporate Trust Office of the trustee at 111 Wall Street, New York, New York 10043. However, at our option, we may make payments of interest by check mailed to the address of the party entitled to interest as such address appears in the security register. (Sections 202, 301, 305 and 1002)

            Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000 (Section 302). The holders of Debt Securities will not have to pay a service charge for any transfer or exchange of the Debt Securities, but we may require any holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with transfers and exchanges other than certain exchanges not involving any transfer. (Section 304, 305, 906 and 1107)

            The Debt Securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and be offered and sold at a discount below their stated principal amount. We will describe any federal income tax, accounting and other considerations applicable to these discounted Debt Securities in the applicable prospectus supplement. (Sections 101 and 502)

Certain Covenants

            Restrictions On Secured Debt.    The Indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or acquired after the date of the Indenture, without ensuring that the Debt Securities (together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by us or any Restricted Subsidiary and then existing or thereafter created) will be secured by such mortgage equally and proportionately with (or, at our option, prior to) such indebtedness. This restriction will not apply to indebtedness secured by any of the following:

•
mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the Indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•
mortgages on property of a corporation existing at the time we or any Restricted Subsidiary merge or consolidate with such corporation or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such corporation;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•
mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•
extensions, renewals or replacements of any mortgage existing on the date of the Indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced. (Section 1006)

            Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and proportionately secure the Debt Securities, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed 10% of Consolidated Net Tangible Assets:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

            Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•
Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point of the preceding paragraph. (Sections 1006 and 1007)

            Restrictions on Sale and Lease-Back Transactions.    The Indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•
we or such Restricted Subsidiary are entitled under the provisions described in bullet point 1 or 6 in the first paragraph under “—Restrictions On Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and proportionately secure the Debt Securities;

•
we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and proportionately secure the Debt Securities; or

•
we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Certain Definitions

            “Attributable Debt” is defined in the Indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease. (Section 101)

            “Consolidated Net Tangible Assets” is defined in the Indenture to mean the total amount of assets minus:

•	all applicable reserves;

•
all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders, except that assets shall include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet. (Section 101)

            “Principal Property” is defined in the Indenture to mean any manufacturing plant or manufacturing facility owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant or facility or any portion of such plant or facility which our board of directors does not deem material to the total business conducted by us and our Restricted Subsidiaries considered as one enterprise. (Section 101)

            “Restricted Subsidiary” is defined in the Indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary. (Section 101)

            “Sale and Lease-Back Transaction” is defined in the Indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the Indenture or acquired after the date of the Indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property. (Section 101 and 1007)

            “Subsidiary” is defined in the Indenture to mean any corporation in which we and/or one or more other Subsidiaries own more than 50% of the outstanding voting stock. (Section 101)

Events of Default

            With respect to the Debt Securities of any series, an “Event of Default” is defined in the Indenture as being:

•	a failure to pay interest upon the Debt Securities of that series that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the Debt Securities of that series when due;

•	a failure to deposit any sinking fund payment in respect of the Debt Securities of that series when due;

•
a failure to comply with any of our other agreements contained in the Indenture applicable to the Debt Securities of that series for a period of 90 days after written notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% of the principal amount of the Debt Securities of that series);

•	certain events of bankruptcy, insolvency or reorganization relating to us; and

•	any other event of default provided with respect to the Debt Securities of that series. (Section 501)

            The Indenture provides that if there is a continuing Event of Default with respect to any outstanding series of Debt Securities, either the trustee or the holders of at least 25% of the outstanding principal amount of the Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series provide for an amount less than the principal amount of such Debt Securities to be due and payable upon a declaration of maturity thereof upon an Event of Default, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately. However, at any time after the trustee or the holders, as the case may be, declare an acceleration with respect to Debt Securities of any series, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to Debt Securities of that series or all such Events of Default have been waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see “Modification and Waiver.” The applicable prospectus supplement relating to any series of Debt Securities which provides for an amount less than the principal amount of such Debt Securities to be due and payable upon a declaration of maturity thereof upon an Event of Default will contain provisions relating to the terms regarding such declaration of maturity upon an Event of Default and the continuation thereof.

            The Indenture provides that, subject to the duties of the trustee to act with the required standard of care, if there is a continuing Event of Default, the trustee need not exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders have offered to the trustee reasonable security or indemnity. (Sections 601 and 603) Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the Debt Securities of that series. (Section 512)

            No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

•
the trustee has failed to institute such proceeding for 60 days after the holder has previously given to the trustee written notice of a continuing Event of Default with respect to Debt Securities of that series;

•
the holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made written request, and offered reasonable security or indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request. (Section 507)

            However, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such Debt Security on or after the date or dates they are to be paid as expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

            We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the Indenture. (Section 1008) The Indenture provides that the trustee need not provide holders of Debt Securities of any series notice of any default (other than the nonpayment of principal, any premium or interest or sinking fund payments) if it considers it in the interest of the holders of Debt Securities of that series not to provide such notice. (Section 602)

Modification and Waiver

            With respect to the Debt Securities, we and the trustee may modify or amend the Indenture with the consent of the holders of a majority of the principal amount of the outstanding Debt Securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding Debt Securities of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the Debt Securities of that series;

•	reduce the principal amount of, or any premium or interest rate on, the Debt Securities of that series;

•
reduce the principal amount payable upon a declaration of maturity upon an Event of Default if the Debt Securities of that series provide for an amount less than the principal amount of such Debt Securities to be due and payable upon such declaration;

•	change the place or currency of payment of principal of, or any premium or interest on, the Debt Securities of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities of that series after the due date thereof; or

•
reduce the percentage in principal amount of the Debt Securities of that series then outstanding, the consent of whose holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

             The holders of a majority of the principal amount of the outstanding Debt Securities of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the Indenture. (Section 1009) The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any Debt Securities of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding Debt Securities of the affected series. (Section 513)

Defeasance

            Defeasance and Discharge.    The Indenture provides that if the Debt Securities of any series so provide, we may be discharged from any and all obligations in respect of the Debt Securities of that series (except for certain obligations to register the transfer or exchange of Debt Securities of that series, to replace stolen, destroyed, lost or mutilated Debt Securities of that series, to maintain paying agencies, to compensate and indemnify the trustee or to furnish the trustee (if the trustee is not the registrar) with the names and addresses of holders of Debt Securities of that series). We will be so discharged if we irrevocably deposit with the trustee, in trust, money and/or securities of the government which issues the currency in which the Debt Securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, and any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of that series on the applicable due dates for those payments in accordance with the terms of those Debt Securities. (Section 1302 and 1304)

            This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel confirming that the holders of the Debt Securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred. That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. (Section 1304)

            In addition, we may also obtain a discharge of the Indenture with respect to all Debt Securities issued under the Indenture by depositing with the trustee, in trust, money sufficient to pay all amounts due on the Debt Securities on the date such payments are due or upon redemption of all of such Debt Securities, so long as such Debt Securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 401)

            Defeasance of Certain Covenants and Certain Events of Default.    The Indenture provides that, if provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions:

•
we may omit to comply with the covenants described under “Certain Covenants—Restrictions on Secured Debt”, “—Restriction on Sale and Lease-Back Transactions” and “Consolidation, Merger and Sale of Assets” (all other obligations under the Debt Securities of that series shall remain in full force and effect); and

•	any omission to comply with those covenants will not constitute an Event of Default with respect to the Debt Securities of that series (“covenant defeasance”). (Section 1303 and 1304)

            The conditions include:

•
depositing with the trustee money and/or securities of the government which issues the currency in which the Debt Securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of that series on the due dates for those payments in accordance with the terms of those Debt Securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the Debt Securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 1304)

            Covenants Defeasance and Certain Other Events of Default.    If we exercise our option to effect a covenant defeasance with respect to the Debt Securities of any series as described above and the Debt Securities of that series are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the trustee would be sufficient to pay amounts due on the Debt Securities of that series on their respective due dates but may not be sufficient to pay amounts due on the Debt Securities of that series at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Consolidation, Merger and Sale of Assets

            The Indenture provides that we may consolidate with or merge into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

•
the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•
the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, all Debt Securities and perform and observe all covenants and conditions of the Indenture by executing and delivering to the trustee a supplemental indenture; and

•
immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes our obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing. (Section 801)

            If, upon any such consolidation or merger, or upon any such lease, sale or transfer any of our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or party (other than any mortgage, security interest, pledge or lien permitted as described under “Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the Debt Securities (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary and then existing or thereafter created) equally and proportionately with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien. (Section 802)

Book-Entry Debt Securities

            All Debt Securities will be fully registered and will be in either book-entry form or in definitive form.

            Debt Securities issued in book-entry form will be issued in the form of one or more fully registered global securities (each, a “Global Security”) that will be deposited with The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that we will not issue certificates to each holder. Each Global Security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased Debt Securities. The participant will then keep a record of its clients who purchased the Debt Securities. Unless it is exchanged in whole or in part for a certificate, a Global Security may not be transferred, except that DTC, its nominees, and their successors may transfer a Global Security as a whole to one another.

            Beneficial interests in Global Securities will be shown on, and transfers of Global Securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC you may beneficially own Debt Securities held by DTC only through a participant.

            The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

            The following is based on information furnished by DTC:

            DTC will act as securities depositary for Debt Securities represented by one or more Global Securities. The Debt Securities will be issued as fully-registered Debt Securities registered in the name of Cede & Co., DTC’s partnership nominee, or another name as may be requested by an authorized representative of DTC. One fully-registered Global Security will be issued for each issue of Debt Securities, in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount permitted by DTC, one Global Security will be issued with respect to the maximum principal amount and an additional Global Security will be issued with respect to any remaining principal amount of that issue.

            DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934.

            DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

            DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

            Purchases of Debt Securities represented by one or more Global Securities under DTC’s system must be made by or through direct participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each beneficial owner of each Global Security is in turn recorded on the direct and indirect participants’ records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in Global Securities will be accomplished by entries made on the books of participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for one or more Global Securities is discontinued.

            To facilitate subsequent transfers, all Global Securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or another name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co., or another nominee, effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debt Securities; DTC records reflect only the identity of the direct participants to whose accounts Global Securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

            Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Neither DTC nor Cede & Co., nor another DTC nominee, will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s, or another nominee’s, consenting or voting rights to those direct participants to whose accounts the Debt Securities are credited on the record date, identified in a listing attached to the Omnibus Proxy.

            Principal, premium, if any, and interest payments on the Global Securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants’ respective holdings shown on DTC’s records.

            Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

            A beneficial owner must give notice to elect to have its Global Securities purchased or tendered, through its participant, to the paying agent, and must effect delivery of the Global Securities by causing the direct participant to transfer the participant’s interest in the Global Securities, on DTC’s records, to the paying agent. The requirement for physical delivery of Global Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Securities are transferred by direct participants on DTC’s records.

            DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to us or the transfer agent. If we do not appoint a successor securities depositary within 90 days, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

             In addition, if we decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

            We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

            Neither we nor any underwriter or agent, applicable trustee, paying agent or registrar of any Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Regarding the Trustee

            Citibank, N.A. is the trustee under the Indenture. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates and certain affiliates of the trustee are commercial lenders under our credit facilities.

PLAN OF DISTRIBUTION

            We may sell the Debt Securities in any of the following ways:

            • directly to purchasers;

            • through agents;

            • through dealers; or

            • through one or more underwriters or a syndicate of underwriters in an underwritten offering.

            The applicable prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the Debt Securities of the applicable series and any applicable commissions or discounts.

            Underwriters, dealers or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debt Securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters or agents may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

            The Debt Securities of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by us for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We give no assurances as to the liquidity of the trading market for any Debt Securities.

            Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. We may enter into agreements with underwriters, dealers or agents under which we agree to indemnify against, or contribute payments made in respect of, certain civil liabilities incurred by such persons, including liabilities under the Securities Act of 1933, as amended.

             If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities is at the time of delivery not prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

            Certain legal matters relating to the Debt Securities will be passed upon for us by Monica M. Fohrman, our Senior Vice President, General Counsel and Secretary, and Sidley Austin Brown & Wood, Chicago, Illinois. As of November 6, 2001, Ms. Fohrman beneficially owned 94,320 shares of our common stock (including 63,400 shares subject to stock options exercisable within 60 days).

EXPERTS

            The financial statements and schedules in our annual report on Form 10-K for the year ended December 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.